Exhibit 99.1

FOR IMMEDIATE RELEASE

TAKUNG SECURES LOANS FOR US$5.8 MILLION TO INCREASE HKD RESERVES

TO SUPPORT CONTINUED EXPANSION OF TRADING IN CHINA

Hong Kong, August 31, 2016 -- Takung Art Co., Ltd. (OTCQB:TKAT), an online platform for acquiring shared ownership in Asian fine art, jewelry and precious gems, today said that, in a move to strengthen its Hong Kong dollar (HKD) currency reserves and ensure that all of its Hong Kong-based online traders can make HKD withdrawals on demand, the company has secured three loans for a total of US$5.8 million, freely convertible to HKD.

Takung said that, when its online platform first launched in late 2013, all traders were required to have a Hong Kong bank account in order to trade on the platform. As the company began to attract the interest and participation of tens of thousands of traders within China, it established a subsidiary in China in the second half of 2015 that enabled China-based traders to deposit funds into their trading accounts through a China bank account in RMB instead of opening a Hong Kong bank account in HKD. As a result of the rapid acceleration of trading activity generated by the China-based traders, the company’s RMB’s cash balance in China has increased while the HKD balance in Hong Kong has declined.

The three loans and the decision to increase the company’s HKD reserves were deemed necessary as a result of the Chinese government’s capital controls associated with cross border fund transfers, which have made it difficult for companies to convert RMB into HKD and other currencies. Takung added that, due to the steep rise in the value of its fine arts portfolio – and the corresponding need to pay increased levels of HKD to Hong Kong-based online traders making withdrawals – it also found it advisable to augment its reserves of HKD currency.

The first two loans, of US$1.5 million and US$2.0 million, were secured from Hong Kong-based Merit Crown Limited on July 15 and August 24, 2016, respectively. Both loans carry annual interest of eight percent and expire on December 31, 2016, with an option to renew based on negotiation.

The third loan, of HKD18 million, or approximately US$2.3 million, was secured from Ms. Jianping Mao, a Takung shareholder holding not more than five percent of the company’s shares, on August 25, 2016. Of the HKD18 million, HKD10 million is due three months after the effective date, and HKD8 million is due by December 31, 2016. This loan also carries annual interest of eight percent with an option to renew based on negotiation.

Takung said there may be a reduced need for similar loans going forward due to projected influx of deposits from new online trading customers in Russia, Australia and New Zealand – all of whose currencies are easily convertible to HKD.

“While there is an interest expense to us as part of these loans, we are generating interest income from the investment products that we bought with our RMB reserve to partly offset the expense,” said Takung chief executive Mr. Di Xiao. “We also believe the benefit of keeping our HKD reserves sufficiently liquid to ensure quick settlement of Hong Kong bank-based trading transactions on our platform is well worth the cost.”

For further information on the above-mentioned loans and loan guarantees, please refer to Takung’s 8-K documents filed on July 20 and August 30, 2016. Investors should note that, although both of these filings state that the loans they describe are intended to help the company “meet its working capital requirements,” the specified proceeds will be utilized solely for improving the company’s reserves of HKD and facilitating traders’ withdrawals of HKD, and for no other purpose.

ABOUT TAKUNG ART CO., LTD: www.takungart.com

Based in Hong Kong, Takung Art Co., Ltd. is an online trading platform for acquiring shared ownership in Asian fine art, jewelry and precious gems. This proprietary platform allows collectors and investors – including those with modest financial resources -- to buy and sell units of these assets and participate in the booming Asian art market. The company's shared-ownership business model significantly expands the number of interactions between sellers and buyers of fine art far beyond those generated by art galleries and auction houses alone.

Takung operates its online trading platform via three wholly-owned subsidiaries, Hong Kong Takung Assets and Equity of Artworks Exchange Co. Ltd., Takung (Shanghai) Co., Ltd., and Takung Cultural Development (Tianjin) Co., Ltd.

FORWARD-LOOKING STATEMENTS

This press release may contain projections or other forward-looking statements regarding future events or our future financial performance. All statements other than present and historical facts and conditions contained in this release, including any statements regarding our future results of operations and financial positions, business strategy, plans and our objectives for future operations, are forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). These statements are only predictions and reflect our current beliefs and expectations with respect to future events and are based on assumptions and subject to risk and uncertainties and subject to change at any time. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Contacts:

Takung Art Co., Ltd. Leslie Chow

+852 31580977

leslie.chow@takungae.com

Asia IR•PR - Investor Relations

Jimmy Caplan

512-329-9505

jimmy@asia-irpr.com

Asia IR•PR - Media Relations

Rick Eisenberg

212-496-6828

rick@asia-irpr.com